FOR IMMEDIATE RELEASE

Diodes Incorporated Reports Third Quarter 2005 Earnings

•  Record quarterly revenues of $54.2 million, up 9.8%
•  Record quarterly earnings of $8.4 million, up 15.8%

Westlake Village, California, October 26, 2005 - Diodes Incorporated (Nasdaq: DIOD), a leading manufacturer and supplier of high-quality discrete semiconductors, today reported record financial results for the third quarter ended September 30, 2005.

Third Quarter Highlights:
➢	Revenue increased 9.8% year-over-year and 7.1% sequentially to a record $54.2 million
➢	Gross margin improved almost 100 basis points to 34.8% year-over-year
➢	Operating income increased 7.5% year-over-year to 10.4 million
➢	Net income increased 15.8% to a record $8.4 million, or $0.51 per diluted share, up from $7.2 million, or $0.47 per diluted share, in 3Q04
➢	Completed follow-on offering of 1.75 million primary shares, raising approximately $60 million
➢	Hired additional resources to support standard linear analog strategy
➢	Initiated packaging development for analog circuit production at Shanghai facility

Revenues for the third quarter of 2005 were a record $54.2 million, an increase of 9.8% from the third quarter of 2004, and a sequential increase of 7.1%. Net income for the quarter increased 15.8% to a record $8.4 million, compared to $7.2 million for the three months ended September 30, 2004. Diluted earnings per share were $0.51 for the third quarter of 2005, compared with $0.47 for the third quarter of 2004.

Revenues for the first nine months of 2005 increased 11.3% to $153.4 million, compared to $137.8 million in the same period a year ago. Net income for the first nine months of 2005 increased 28% to $23.3 million, compared to $18.2 million in the same period last year. Diluted earnings per share were $1.43 for the first nine months of 2005, compared to $1.18 for the same period last year.

Gross profit for the third quarter of 2005 increased to $18.9 million, or 34.8% of sales, compared to $16.7 million, or 33.9%, in the third quarter of 2004, and $17.5 million, or 34.6% of sales in the second quarter of 2005. The improvements in gross margin were due to the positive contribution of higher-margin new products, a favorable product mix, and efficient utilization of manufacturing capacity.

Commenting on the quarter, Dr. Keh-Shew Lu, President and CEO of Diodes Incorporated, said: “For the third quarter, Diodes continued to outperform the discrete semiconductor market with record quarterly revenues and profitability. Our margins were slightly improved from the prior quarter’s performance and continue to be supported by strong demand for our next-generation subminiature devices and arrays. After completing a highly successful follow-on offering of our common shares, Diodes now has the additional financial strength to support our strategic growth initiatives. We continue to grow our market share in key end-user markets by expanding our distribution channels, developing new, innovative products, and further streamlining and optimizing our packaging and other manufacturing capabilities. We generated $40.8 million in operating cash flow during the first nine months of 2005, providing us with a very strong balance sheet to support our growth in adjacent markets, such as analog and mixed-signal products.”

“Our long-term strategic vision is to achieve sustained profitable growth by leveraging our innovative discrete component technology to take advantage of adjacent product opportunities, including the standard linear analog and mixed signal technologies. During the third quarter, we made a number of important hires and began preparing our Shanghai facility to produce analog circuits. We expect to be in production with our first analog devices in the first-half of 2006. We also believe that our greater focus on higher-margin products and more efficient utilization of packaging technology will enable us to expand our addressable markets and enhance profitability over time.”

End-Markets
“Robust customer demand for our innovative space and power-saving subminiature devices continued in the third quarter 2005, particularly for notebook computers and digital audio players. Revenue growth for the quarter was led by the computer and consumer electronics segments, which contributed 36% and 34% of total sales, respectively,” noted Mark King, Sr. Vice President of Sales and Marketing.

“Our market share reached a new, all-time high in the quarter, led by healthy sales in Asia, which contributed 67% of our third quarter revenues. Market demand in North America was relatively steady from last quarter, with sales representing approximately 30% of total revenues. Also, while relatively soft market demand in Europe persists, our revenue there was in line with last quarter at 2.7% of total revenues, as we continue expanding Diodes’ market position by penetrating new accounts and further leveraging our new distributor partnerships in the region,” stated Mr. King.

Design Wins & New Products
At the beginning of the third quarter, Diodes launched a new platform of application-specific array products, including relay driver and voltage regulation devices. Diodes expanded the company’s PowerDI™123 product group by introducing new lines of TVS (DFLT5VO-DFLT 51A), Standard rectifier (DFLR1200-DFLR1400), and two Schottky devices. Diodes enhanced its PowerDI™5 product line with five new Schottky devices. Diodes also launched Electrostatic Discharge (ESD)-protected Small Signal MOSFETs in six different packages in both single element and array designs. The Company also received its first design win for its new voltage regulation circuit in a DC fan application.

“New product revenues were primarily led by the SOD523 product line, array products in various packaging platforms and the PowerDI™123 offerings,” Mr. King noted. “We continued securing important design wins in our array product lines and our PowerDI™123 and PowerDI™5 platforms, which positions us well as the next-generation of digital audio players and notebooks goes into mass production in the fourth-quarter of this year.”

Additional Financial Highlights
For the quarter, SG&A expenses were $7.6 million, or 14.0% of sales, as compared to $6.2 million, or 12.5% of sales, in the comparable quarter last year. The increase was primarily attributable to non-cash expenses related to stock grants made in connection with the strengthening of Diodes’ senior management team.

Research and development expenses were $938,000, or 1.7% of revenue, compared to $942,000, or 1.9% of sales, in the third quarter of 2004.

Operating income for the third quarter increased 7.5% to $10.4 million, or 19.1% of sales, compared to $9.6 million, or 19.5% of sales, for the third quarter of 2004.

Capital expenditures for the current quarter were $6.0 million and $16.3 million year to date. Depreciation expense for the quarter was $4.1 million and $11.9 million year to date.

At September 30, 2005, Diodes had $104.2 million in cash, $135.4 million in working capital, $14 million in debt and unused and available credit facilities of $41.7 million. For the first nine months of 2005, shareholder equity increased 80.1% to $202 million.

In October, Diodes sold 375,000 over-allotment shares as part of the follow-on offering, raising an additional $12 million.

EBITDA for the three months ended September 30, 2005 was $14.2 million, representing an increase of $1.3 million, or 10.1%, from EBITDA of $12.9 million for the three months ended September 30, 2004, an increase of $1.1 million, or 8.4%, from EBITDA of $13.1 million for the second quarter of 2005. EBITDA for the nine months ended September 30, 2005 was $40.1 million, representing an increase of $7.2 million, or 21.9%, from EBITDA of $32.9 million for the same period of last year. A reconciliation of this non-GAAP financial measure to the Company’s net income is set out in the attached schedule.

Business Outlook
“As we continue to outperform the discrete semiconductor market, our book-to-bill is above one, and we expect a 1-4% sequential revenue growth with comparable gross margins for the fourth quarter of 2005,” stated Dr. Lu. “In addition, with solid demand and our China facilities operating at capacity, combined with packaging development initiatives for analog production, we are increasing our full-year capital expenditure forecast from $15 to $18 million to $20 to $23 million. In regards to our analog initiatives, we anticipate announcing product in the first half of next year with a measurable level of revenue generation from these products occurring in the second half of 2006. We believe that Diodes is well positioned to execute within this timeline, given our allocation of additional resources to the analog strategy and the installation of a packaging capability for analog circuit production at our China facility.”

Conference Call
Diodes Incorporated will hold its third quarter conference call for all interested persons at 2 p.m. Pacific Time (5 p.m. Eastern Time) today to discuss its results. This conference call will be broadcast live over the Internet and can be accessed by all interested parties on the investor section of Diodes’ website at www.diodes.com. To listen to the live call, please go to the Investor section of Diodes website and click on the Conference Call link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Diodes website for 60 days.

About Diodes Incorporated
Diodes Incorporated (Nasdaq: DIOD) is a leading manufacturer and supplier of high-quality discrete semiconductor products, primarily to the communications, computing, industrial, consumer electronics and automotive markets. The Company operates four Far East subsidiaries, Diodes-China (QS-9000 and ISO-14001 certified) in Shanghai, our newest manufacturing facility in China, Diodes-Shanghai, Diodes-Taiwan (ISO-9000 certified) in Taipei, and Diodes-Hong Kong. Diodes-China and Diodes-Shanghai manufacturing focus are on subminiature surface-mount devices destined for wireless devices, notebook, flat panel display, digital camera, mobile handset, set-top box, DC to DC conversion, and automotive applications, among others. Diodes-Taiwan is our Asia-Pacific sales, logistics and distribution center. Diodes-Hong Kong covers sales, warehouse and logistics functions. The Company’s 5” wafer foundry, Diodes-FabTech (QS-9000 certified), specializes in Schottky products and is located just outside Kansas City, Missouri. The Company’s ISO-9001:2000 corporate sales, marketing, engineering and logistics headquarters is located in Southern California. For further information, including SEC filings, visit the Company’s website at http://www.diodes.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, any forecast of revenues or gross margin. Potential risks and uncertainties include, but are not limited to, such factors as fluctuations in product demand, the introduction of new products, the Company's ability to maintain customer and vendor relationships, technological advancements, impact of competitive products and pricing, growth in targeted markets, risks of foreign operations, and other information detailed from time to time in the Company's filings with the United States Securities and Exchange Commission.

Source: Diodes Incorporated
CONTACT: Carl Wertz, Chief Financial Officer, Diodes Incorporated (805) 446-4800
e-mail: carl_wertz@diodes.com
or
Crocker Coulson, President, CCG Investor Relations,
(310) 231-8600, Ext. 103, e-mail: crocker.coulson@ccgir.com

Recent news releases, annual reports, and SEC filings are available at the Company’s website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.

CONSOLIDATED CONDENSED INCOME STATEMENT and BALANCE SHEET FOLLOWS

###

DIODES INCORPORATED AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2005	2004	2005

Net sales	$49,353,000	$54,200,000	$137,795,000	$153,398,000
Cost of goods sold	32,607,000	35,323,000	93,271,000	100,428,000

Gross profit	16,746,000	18,877,000	44,524,000	52,970,000

Selling, general and administrative expenses	6,171,000	7,581,000	18,079,000	21,469,000
Research and development expenses	942,000	938,000	2,505,000	2,688,000
Loss (gain) on sale of fixed assets	(1,000)	--	14,000	(105,000)
Total operating expenses	7,112,000	8,519,000	20,598,000	24,052,000

Income from operations	9,634,000	10,358,000	23,926,000	28,918,000

Other income (expense)
Interest income	3,000	23,000	13,000	66,000
Interest expense	(163,000)	(188,000)	(500,000)	(465,000)
Other	91,000	116,000	(33,000)	95,000
	(69,000)	(49,000)	(520,000)	(304,000)

Income before income taxes and minority interest	9,565,000	10,309,000	23,406,000	28,614,000
Income tax provision	(2,134,000)	(1,621,000)	(4,678,000)	(4,523,000)

Income before minority interest	7,431,000	8,688,000	18,728,000	24,091,000

Minority interest in joint venture earnings	(189,000)	(305,000)	(507,000)	(802,000)

Net income	$7,242,000	$8,383,000	$18,221,000	$23,289,000

Earnings per share
Basic	$0.54	$0.57	$1.38	$1.61
Diluted	$0.47	$0.51	$1.18	$1.43

Number of shares used in computation
Basic	13,355,775	14,673,490	13,239,681	14,439,242
Diluted	15,367,449	16,487,676	15,391,103	16,229,863

The accompanying notes are an integral part of these financial statements.

DIODES INCORPORATED AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEET

ASSETS

	December 31,	September 30,
	2004	2005
		(Unaudited)
CURRENT ASSETS
Cash and equivalents	$18,970,000	$74,213,000
Short-term investments	--	30,002,000
Total cash and short-term investments	18,970,000	104,215,000

Accounts receivable
Customers	38,682,000	44,112,000
Related parties	5,526,000	5,282,000
	44,208,000	49,394,000
Less: Allowance for doubtful receivables	432,000	475,000
	43,776,000	48,919,000

Inventories	22,238,000	26,420,000
Deferred income taxes, current	2,453,000	2,434,000
Prepaid expenses and other current assets	4,243,000	4,373,000
Prepaid income taxes	406,000	1,397,000

Total current assets	92,086,000	187,758,000

PROPERTY, PLANT AND EQUIPMENT, at cost, net
of accumulated depreciation and amortization	60,857,000	64,880,000

DEFERRED INCOME TAXES, non-current	7,970,000	6,459,000

OTHER ASSETS
Goodwill	5,090,000	5,090,000
Other	1,798,000	380,000

TOTAL ASSETS	$167,801,000	$264,567,000

The accompanying notes are an integral part of these financial statements.

DIODES INCORPORATED AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEET

LIABILITIES AND STOCKHOLDERS’ EQUITY

	December 31,	September 30,
	2004	2005
		(Unaudited)
CURRENT LIABILITIES
Line of credit	$6,167,000	$--
Accounts payable
Trade	17,274,000	21,467,000
Related parties	3,936,000	7,428,000
Accrued liabilities	11,459,000	14,038,000
Current portion of long-term debt
Related party	2,500,000	1,875,000
Other	1,014,000	7,395,000
Current portion of capital lease obligations	165,000	137,000
Total current liabilities	42,515,000	52,340,000

LONG-TERM DEBT, net of current portion
Related party	1,250,000	--
Other	6,583,000	4,711,000

CAPITAL LEASE OBLIGATIONS, net of current portion	2,172,000	1,648,000

MINORITY INTEREST IN JOINT VENTURE	3,133,000	3,935,000

STOCKHOLDERS’ EQUITY
Preferred stock - par value $1.00 per share;
1,000,000 shares authorized;
no shares issued and outstanding	--	--
Common stock - par value $0.66 2/3 per share;
30,000,000 shares authorized; 15,763,266 and 18,032,382
shares issued at December 31, 2004
and September 30, 2005, respectively	10,509,000	12,022,000
Additional paid-in capital	21,516,000	87,720,000
Retained earnings	81,330,000	104,619,000
	113,355,000	204,361,000
Less:
Treasury stock - 1,613,508 shares of common stock, at cost	1,782,000	1,782,000
Accumulated other comprehensive gain	(575,000)	646,000
	1,207,000	2,428,000

Total stockholders’ equity	112,148,000	201,933,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$167,801,000	$264,567,000

The accompanying notes are an integral part of these financial statements.

DIODES INCORPORATED AND SUBSIDIARIES
CONSOLIDATED RECONCILIATION OF NET INCOME TO EBITDA

EBITDA represents earnings before net interest expense, income tax provision, depreciation and amortization. Our management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in evaluating companies in our industry. In addition, our management believes that EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending, which items may vary for different companies for reasons unrelated to overall operating performance. As a result, our management uses EBITDA as a measure to evaluate the performance of our business. However, EBITDA is not a recognized measurement under generally accepted accounting principles, or GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, income from operations and net income, each as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA is not intended to be a measure of free cash flow for our management’s discretionary use, as it does not consider certain cash requirements such as a tax and debt service payments.

The following table provides a reconciliation of Net Income to EBITDA:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2004	2005	2004	2005

Net Income	$7,242	$8,383	$18,221	$23,289
Plus:
Interest expense, net	160	165	487	399
Income tax provision	2,134	1,621	4,677	4,524
Depreciation and amortization	3,395	4,061	9,542	11,874

EBITDA	$12,931	$14,230	$32,927	$40,086

The accompanying notes are an integral part of these financial statements.